Media Contact: Mary Eshet 704.383.7777 Christy Phillips 704.383.8178 Investor Contact: Alice Lehman 704.374.4139	Exhibit 99	(a)

Press Release Thursday, July 17, 2003

WACHOVIA CORPORATION INCREASES QUARTERLY DIVIDEND 21% TO 35 CENTS PER SHARE; 46% INCREASE SINCE SECOND QUARTER 2002

CHARLOTTE, N.C.—Wachovia Corporation (NYSE:WB) today announced that its board of directors approved a 21% increase in the company’s quarterly cash dividend on its common stock, from 29 cents to 35 cents per share. This represents a 46% increase since the second quarter of 2002.

“Given the recent changes in the tax law, dividends have become a more attractive means of rewarding shareholders and represent an excellent return in today’s investment environment,” said Ken Thompson, chairman and chief executive officer of Wachovia. “Wachovia’s board has signaled its confidence in our strong results, capital position and future prospects by increasing our common stock dividend for the third time in the past 11 months. This dividend increase echoes our board’s belief in the strength and value of our company. We are also proud that our shareholders are enjoying a significantly higher dividend than they were prior to the First Union/Wachovia merger.”

The common stock dividend is payable on September 15, 2003, to shareholders of record as of the close of business on August 29, 2003.

As the third quarter common stock dividend of 35 cents per share will exceed the 30 cents per share historical dividend of legacy Wachovia, there will be no quarterly cash dividend declared on the Dividend Equalization Preferred Shares (DEPS). The DEPS were issued in connection with the merger between First Union Corporation and the former Wachovia Corporation on September 1, 2001.

In other news today, Wachovia reported second quarter 2003 net income available to common stockholders of $1 billion, or 77 cents per share, compared with $849 million, or 62 cents per share, in the second quarter of 2002.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation, with assets of $364 billion and stockholders’ equity of $32 billion at June 30, 2003. Its four core businesses, the General Bank, Capital Management, Wealth Management and the Corporate and Investment Bank, serve 9 million households, including 900,000 businesses, primarily in 11 East Coast states and Washington, D.C. Its broker-dealer, currently operating under the names Wachovia Securities, LLC, and Prudential Securities Division of Wachovia Securities, LLC, serves clients through 700 offices in 48 states. Global services are provided through more than 30 international offices. Online banking and brokerage products and services also are available through wachovia.com.

###